                                                                      EXHIBIT 12

                      GLOBAL MARINE INC. AND SUBSIDIARIES

            RATIO OF EARNINGS BEFORE FIXED CHARGES TO FIXED CHARGES

                                ($ IN MILLIONS)

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
                                 QUARTER
                                  ENDED       YEARS ENDED DECEMBER 31,
                                MARCH 31, ------------------------------------
                                  1998     1997    1996   1995   1994    1993
                                --------- ------  ------  -----  -----  ------
EARNINGS BEFORE FIXED
 CHARGES:
Earnings before taxes.....       $ 88.4   $294.0  $119.7  $55.1  $ 5.4  $(26.2)
Plus fixed charges (per
 computation below).......         26.1     89.4    59.5   44.2   44.3    37.6
Less capitalized interest.         (5.2)   (20.9)   (2.6)  (5.6)  (3.7)     --
                                 ------   ------  ------  -----  -----  ------
                             A   $109.3   $362.5  $176.6  $93.7  $46.0  $ 11.4
                            ===  ======   ======  ======  =====  =====  ======
FIXED CHARGES:
Interest expense..........       $  8.4   $ 39.7  $ 30.9  $30.2  $30.2  $ 32.1
Interest component of
 rental expense...........         17.7     49.7    28.6   14.0   14.1     5.5
                                 ------   ------  ------  -----  -----  ------
                             B   $ 26.1   $ 89.4  $ 59.5  $44.2  $44.3  $ 37.6
                            ===  ======   ======  ======  =====  =====  ======
RATIO OF EARNINGS BEFORE
 FIXED CHARGES TO FIXED
 CHARGES                    A/B    4.19     4.05    2.97   2.12   1.04    0.30
                            ===  ======   ======  ======  =====  =====  ======
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